EXHIBIT 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment, dated as of September 11, 2007 and effective August 31, 2007 (this “Amendment”), amends the Agreement and Plan of Merger, dated as of May 25, 2007 (the “Merger Agreement”), by and among Virium Pharmaceuticals Inc., a New York corporation (the “Company”), REIT Americas, Inc., a Maryland corporation (“RAI”), Virium Pharmaceuticals, Inc., a Delaware corporation and direct, wholly-owned subsidiary of RAI (“Pharmaceuticals”) and Virium Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Pharmaceuticals (“Merger Sub”).  Terms not otherwise defined herein which are defined in the Merger Agreement shall have the same respective meanings herein as therein.

WHEREAS, the parties have agreed to modify certain terms and conditions of the Merger Agreement as specifically set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Amendment to the Merger Agreement. Section 7.1(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(b)  by either the Company or Parent, by written notice to the other if, for any reason, the Closing has not occurred prior to the close of business on or before November 2, 2007; provided, however, that (i) the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the Company or Parent, as applicable, if the party seeking to terminate the Agreement is responsible for the delay;”

2.           Ratification, Etc.  Except as expressly amended hereby, all terms and conditions of the Merger Agreement, as amended, are hereby ratified and confirmed in all respects and shall continue in full force and effect.  All references to the Merger Agreement shall hereafter refer to the Merger Agreement, as amended hereby.

3.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.  The executed signature pages hereto may be delivered by facsimile or other means of electronic image transmission, such a copy of any signature page hereto shall have the same force an effect as an original thereof.

4.           GoverningLaw.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York (without reference to principles of conflict of laws).

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as a document under seal as of the date first above written.

Virium Pharmaceuticals Inc.

By:	/s/ James Pachence

Name: James Pachence Title: President and CEO

REIT Americas, Inc.

By:	/s/ F. Dale Markham

Name: F. Dale Markham Title: President

Virium Pharmaceuticals, Inc. (Delaware)

By:	/s/ F. Dale Markham

Name: F. Dale Markham Title: President

Virium Merger Sub, Inc.

By:	/s/ F. Dale Markham

Name: F. Dale Markham Title: President